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SCHEDULE 14A INFORMATION

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JACOBS ENGINEERING GROUP INC.

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[FORM OF COMMUNICATION TO CERTAIN SHAREHOLDERS]

Jacobs has always valued its shareholders’ input on compensation matters and has incorporated many investor suggestions into its compensation programs. The following is a summary of Jacobs’ performance and the rationale behind the compensation decisions made during the past fiscal year.

First, Jacobs constantly strives to provide superior returns to its long-term shareholders. Its success in this regard is evidenced by the following chart comparing Jacobs’ total shareholder return to that of its peer group. You will note that, as of December 31, 2010, its one- and five-year results are well above the median:

Second, during the last two years Jacobs experienced intense competition for its top talent. The Company lost two of its Group Vice Presidents to a direct competitor and other executives were being actively recruited by other competitors. In response, during its normal compensation review in May 2010, the Compensation Committee considered mechanisms to strengthen the retention on Jacobs’ executives while at the same time maintaining the historic focus on a conservative compensation program with total compensation levels at or below the median of its peers.

At that May meeting, the Compensation Committee was provided data by its independent consultant, Frederic W. Cook & Co., Inc., that showed Jacobs’ executives’ pay was generally well below the median. Jacobs’ CEO, for example, was well in the bottom quartile of the company’s peers, with total compensation $3.5 million below the median and $4 million below the average. In addition, at that time, Jacobs’ CEO held only approximately $100,000 of unvested equity value (measured by the in-the-money value of stock options). Unlike many of its competitors, Jacobs has no retirement programs that provide additional retention value, no employment agreements with its executive management, and no severance arrangements.

In light of the minimal retentive measures in place and the flexibility to increase compensation while keeping total compensation below the median, the Committee decided, for the first time, to make a one-time grant of shares of restricted stock to the company’s executives. To provide sufficient retention incentive, these grants were generally made with a five-year cliff vesting period, which is well beyond the normal range for most equity grants.

The use of any performance criteria could result in unintended acceleration of vesting which would frustrate the goal of long-term retention. While this grant created a one-time jump for 2010, the company’s CEO’s total compensation was still below that of 2008 and below the median of its peers. Having provided the intended retention incentive, going forward, the Compensation Committee has no current plans to make similar grants in the future.

We appreciate you taking the time to review these matters and to evaluate your position on Jacobs’ compensation programs.